EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 5.6%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 26, 2004—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and six months ended June 30, 2004.

Net income for the three months ended June 30, 2004 increased to $1.802 million, or $.36 per share-basic and diluted, from $1.771 million, or $.36 per share-basic and $.35 per share-diluted for the same quarter in 2003. Net interest income for the second quarter of 2004, after the provision for loan losses for the quarter, was approximately 3.1% higher even with a $75 thousand increase in the provision for loan losses in the quarter. Increases in loan volume and current economic conditions are the reasons for the increase in the loan loss provision. As a result, the net interest margin increased slightly to 4.63% in the second quarter of 2004 from 4.43% in the same period in 2003. Non-interest income increased in the second quarter of 2004 by approximately $178 thousand while non-interest expenses increased $462 thousand compared to the same period in 2003.

Net income for the six months increased 5.6% to $3.475 million, or $.70 per share-basic and $.69 per share-diluted from the $3.291 million, $.66 per share basic and diluted for the first six months of 2003. Net interest income increased 4.5% to $10.968 million from $10.496 million in the same period in 2003 while the net interest margin increased to 4.49% in 2004 from 4.46% in 2003. The provision for possible loan losses for the six months ended June 30, 2004 was $900,000 compared to the $750,000 for the same period in 2003. Increases in loan volume and current economic conditions are the reasons for the increase.

Total assets as of June 30, 2004 increased $16.962 million, or 3.1%, when compared to December 31, 2003. Deposits increased $23.234 million, or 5.3%. Loans, net of unearned income during this period grew $6.941 million, or 1.9%. The increase in deposits coupled with a smaller increase in loans, allowed the Company to increase its Federal Funds Sold to $6.0 million and reduced Federal Home Loan Bank borrowings by approximately $4.5 million from December 31, 2003.

Greg L. McKee, President and CEO stated, “We are pleased to see net income rise 5.6% for the first six months of 2004. We were able to increase our net income even though we had additional expenses related to our second quarter software conversion and the fact that we continued to make the appropriate provisions to the allowance for loan losses for the growth in new loans, for potential problem loans that have been identified and for the impact on overall credit quality of the uncertainty in our economy. We are also proud of the 5.3% growth in deposits for the first six months of 2004.”

During the first two quarters of 2004, the Company paid dividends totaling $0.30 per share. This represents an increase of 7.1% over the same period in 2003.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Interest income and fees	$7,366	$7,407	$14,599	$14,746
Interest expense	1,807	2,076	3,631	4,250

Net interest income	5,559	5,331	10,968	10,496

Provision for loan losses	450	375	900	750

Net interest income after provision for loan losses	5,109	4,956	10,068	9,746

Non-interest income	1,531	1,353	2,792	2,458
Non-interest expense	4,145	3,683	8,122	7,386

Net income before taxes	2,495	2,626	4,738	4,818
Income taxes	693	855	1,263	1,527

Net income	$1,802	$1,771	$3,475	$3,291

Earnings per share - basic	$0.36	$0.36	$0.70	$0.66

Earnings per share - diluted	$0.36	$0.35	$0.69	$0.66

Average shares outstanding-basic	4,988,586	4,974,578	4,986,831	4,974,578

Average shares outstanding-diluted	5,057,089	5,012,115	5,058,246	5,007,598

	As of June 30, 2004	As of December 31, 2003
Balance Sheet Data:
Total assets	$567,723	$550,761
Total earning assets	508,996	493,209
Loans, net of unearned income	364,004	357,063
Allowance for loan losses	5,755	5,127
Total deposits	461,931	438,697
Long-term borrowings	43,134	47,637
Shareholders’ equity	55,957	56,502
Book value per share	$11.20	$11.35
Dividends paid per share	$0.30	$0.57

Average Balance Sheet Data:
Total assets	$557,412	$549,520
Total earning assets	499,491	499,726
Loans, net of unearned income	359,414	337,763
Total deposits	451,161	447,188
Long-term borrowings	40,012	35,314
Shareholders’ equity	58,206	56,121

Non-performing assets:
Non-accrual loans	4,103	1,503
Loans 90+ days past due	1,848	4,396
Other real estate owned	1,076	695

Net charge-off as a percentage average net loans	0.07%	0.33%

Performance Ratios:
Return on average assets	1.25%	1.27%
Return on average equity	11.94%	12.42%

Net interest margin (tax equivalent)	4.49%	4.49%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com